November 20, 2015
Dear Shareholder,
On November 12, 2015, First Guaranty Bancshares, Inc. completed a Public Offering to raise additional capital and became listed and publicly traded on the NASDAQ Global Market.  Our trading symbol is FGBI.  You may now trade First Guaranty Bancshares, Inc. common stock through your broker.
First Guaranty Bancshares, Inc. has a long history providing strong returns for our shareholders.  It is our goal to continue to maximize shareholder return.  As our first step toward that goal, we have authorized a 10% stock dividend.  This 10% stock dividend will be awarded on December 17, 2015 to all shareholders of record as of December 10, 2015.
The history of First Guaranty Bancshares, Inc. shows the profitability of an investment in First Guaranty Bancshares, Inc. as either a personal investment or as an investment in the future of children or grandchildren.  First Guaranty Bancshares, Inc. / First Guaranty Bank has paid cash dividends for 89 consecutive quarters.
-	$1.00 invested in First Guaranty in 1993 has yielded $27.99 as of November 19, 2015. This includes growth in value and dividend income.
-	The original stock purchase price of First Guaranty in February 1993 was $2.35 per share.
-	On September 29, 1996 the original shares split to produce 3 shares for each 2 original shares.
-	On October 20, 2005 the stock once again split this time producing 4 new shares for 3 shares held. As a result of this second split, each one of the original 1993 shares had become 2 shares.
-	On February 24, 2012, a 10% common stock dividend was declared and awarded.
-	As of November 19, 2015 the original $2.35 investment had grown into a value of $45.10, ($20.50 per share times 2.2 shares).
-	This is an increase of 19.19 times or 1,919 percent.
-	In addition to the increase in value, total dividends had been paid on the original share and derivative shares of $20.67.
-	Total value is $65.77 which is 27.98 times the original or a 2,798 percent return.
-	This is an annualized return rate of 16.3% per year for the 22 years since 1993.
NOTE:  This is a conservative return measure because no value was given to reinvesting the dividends each year which would significantly increase the return.  Please note that historical returns are no guarantee of future returns.
The 10% stock dividend to be awarded to shareholders of record as of December 10, 2015 is our next step in our efforts to maximize shareholder return.
Thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support.  If you have any questions about our financial position or any of the information presented in this letter, please contact me directly at (985) 375-0350.

Sincerely,

 Alton B. Lewis
President/Chief Executive Officer